Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Sales Bookings Set New Record — Grow 12%
in Fiscal Second Quarter 2007

Noteworthy points
•	Q2 sales bookings increase 12% — set new record of $66.5 million
•	European Q2 revenue grows 20% — generates record profit
•	Improved pricing pushes Q2 gross margin to 51.7%
•	Q2 operating income up 46% — net income up 54%, generating $0.06 EPS
•	$30 million added to existing share repurchase plan
•	Company now expects $117 — 122 million revenue and $0.11 — $0.13 EPS in 2HFY07
ROCHESTER, N.Y. — February 2, 2007 — Harris Interactive® (Nasdaq:HPOL) announced results for the second quarter of fiscal 2007, which ended December 31, 2006.
“We were gratified to see that the investments we have made to drive sales began to pay off this quarter with double-digit sales growth and a new sales bookings record,” stated Gregory T. Novak, president and CEO of Harris Interactive. “However, I do want to emphasize that the sales-to-revenue conversion rate has slowed as our deep account penetration strategy has generated more wins of long-term tracking and large, multinational research contracts,” Novak added.
Second fiscal quarter results
Revenue for the second quarter was $56.6 million, up 3% when compared with $54.8 million of revenue reported for the same period a year ago. US revenue was $43.2 million, down 1% from the $43.7 million of revenue reported a year ago. European revenue, including $1.3 million of favorable foreign exchange rate differences, was $13.4 million, up 20% from the $11.2 million of revenue reported for the second fiscal quarter of 2006.
European Internet revenue grows 27%
Global Internet revenue for the second quarter was $32.4 million, equal to the $32.4 million of Internet revenue reported for the same period a year ago. US second quarter Internet revenue was $28.4 million, down 3% when compared to $29.2 million of Internet revenue in the second fiscal quarter of 2006. European Internet revenue for the second quarter was $4.0 million, up 27% from the $3.2 million of Internet revenue reported for the same quarter last year.
Operating income grows 46%
Operating income for the second quarter, which included a $0.4 million gain on the sale of real estate in the UK, was $5.8 million, or 10.2% of revenue, up 46% when compared to operating income of $4.0 million, or 7.2% of revenue, for the same period a year ago.
“Even excluding the gain on the UK real estate sale, we still achieved an improvement of more than two percentage points when compared with the operating margin we reported a year ago,” stated Ronald E. Salluzzo, CFO of Harris Interactive. “We expect increases in operating margin to continue and believe that the ongoing effects of our improved pricing strategy combined with our continuous focus on costs will allow us to achieve double-digit operating margins as we exit fiscal 2007,” Salluzzo ended.

Net income up 54%
Net income for the second quarter was $3.6 million, or $0.06 per diluted share, up 54% when compared with net income of $2.4 million, or $0.04 per diluted share, for the same period a year ago.

Sales bookings continue to improve
Sales bookings for the second quarter set a new record at $66.5 million, up 12% from the $59.5 million of sales bookings reported a year ago.
Summing up the quarter, Greg Novak commented, “The improvements we saw in many areas this quarter indicate that our strategy for achieving profitable, global growth is working. Our investments to significantly change our account strategy and rebuild our sales infrastructure produced a new sales bookings record; the actions we took in the UK over the past year — including a major restructuring in June — have started to produce significant improvements and have raised our confidence there; and our continued financial discipline generated significant increases in our profitability. As these increased sales bookings begin to convert, revenue growth is the next area where we expect to see improvement in the second half of the fiscal year.”
Fiscal year to date results
Revenue for the first half of fiscal 2007, which ended on December 31, 2006, was $104.6 million, up 1% when compared with $103.8 million of revenue reported for the same period a year ago. US revenue for the first half was $79.8 million, down 1% from the $80.8 million of revenue reported for the first half a year ago. European revenue, including $1.8 million of favorable foreign exchange rate differences, was $24.8 million, up 8% when compared to $23.0 million of revenue reported for the same period a year ago.
Global Internet revenue for the first half was $61.3 million, up 2% from Internet revenue of $60.4 million reported for the same period a year ago. US first half fiscal 2007 Internet revenue was $52.8 million, down 2% when compared to the $54.0 million reported for the first half of fiscal 2006. European Internet revenue for the first half of fiscal 2007 was $8.5 million, up 34% from the $6.4 million of Internet revenue reported for the same period a year ago.
Operating income for the first half was $6.8 million, or 6.5% of revenue, up 13% when compared to operating income of $6.0 million, or 5.8% of revenue for the same period a year ago.
Net income for the first half was $4.6 million, or $0.08 per diluted share, up 27% when compared with net income of $3.6 million, or $0.06 per diluted share, reported for the first half of fiscal 2006.
Balance sheet remains strong
As of December 31, 2006, cash, cash equivalents and marketable securities totaled $54.0 million, up from the $46.8 million of cash, cash equivalents and marketable securities reported as of September 30, 2006, and up from $48.0 million in cash as of December 31, 2005. The Company remains essentially debt-free.
Stock buy-back plan increased and extended
On January 31, 2007, the board of directors increased the existing share repurchase plan by $30 million. The plan, which also was extended to December 31, 2007, now has nearly $35 million with which to repurchase Harris Interactive common stock. The amount and timing of any future share repurchases will depend upon a number of factors, including the price and availability of the Company’s shares and general market conditions.

Dr. Richard Wirthlin retires
The Company also announced that Dr. Richard Wirthlin, the founder and former Chairman of WirthlinWorldwide, retired as a director of the Company effective January 31, 2007. Dr. Wirthlin had joined the board in September 2004 coincident with the Harris Interactive acquisition of that firm. “I believe that my efforts to help maximize the combined value of these two great companies have been successfully concluded; and I now leave them in some very capable hands,” said Dr. Richard Wirthlin.
“Dr. Wirthlin is truly one of the legends of market research, and it’s been my privilege and certainly Harris Interactive’s great fortune to have had Dick on our team during the last two years. His legacy here and in this industry will long be remembered,” said Novak. “All of us at Harris Interactive thank him for his commitment and for his many contributions, and we wish him the very best,” Novak ended.
Second half guidance
For the second half of fiscal 2007, the Company expects revenue in the range of $117 to $122 million, and net earnings of between $0.11 and $0.13 per diluted share. “We expect that the strong sales bookings growth we saw in Q2 will translate into revenue growth and increased profitability in the second half of this fiscal year,” stated Salluzzo.
Q2 fiscal 2007 results conference call and webcast
The Company has scheduled a conference call to discuss these results for Friday, February 2, 2007 at 8:00 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 866.383.8108 in the United States and Canada, or 617.597.5343 internationally. The passcode is 21085420. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be available. This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.
Harris Interactive Key Operating Metrics — Quarterly
Updated 2/2/07

	Q2	Q3	Q4	Q1	Q2
Dollar amounts in millions US$	FY2006	FY2006	FY2006	FY2007	FY2007
Consolidated Revenue	$54.8	$52.2	$60.0	$48.0	$56.6
Internet Revenue (% of total revenue)	59%	60%	56%	60%	57%
US Internet Revenue (% of US revenue)	67%	66%	64%	67%	66%
European Internet Revenue (% of European revenue)	28%	32%	28%	39%	30%
Cash, Cash Equivalents & Marketable Securities	$48.0	$57.9	$56.6	$46.8	$54.0
Sales Bookings	$59.5	$66.3	$47.9	$43.9	$66.5
Ending Sales Backlog	$57.2	$71.2	$59.0	$54.9	$64.9
Average Billable Full Time Equivalents (FTE’s)	734	721	727	729	729
Days Sales Outstanding (DSO)	44 days	32 days	43 days	47 days	44 days
Utilization	64%	63%	64%	60%	61%
Sales Bookings to Revenue Ratio (S/R)	1.09	1.27	0.80	0.91	1.18

Harris Interactive Key Operating Metrics — Trailing Twelve Months
Updated 2/2/07

Dollar amounts in millions US$	Dec 05	Mar 06	Jun 06	Sep 06	Dec 06
Consolidated Revenue	$208.8	$210.2	$216.0	$215.1	$216.9
Internet Revenue (% of total revenue)	57%	58%	58%	59%	58%
US Internet Revenue (% of US revenue)	66%	66%	66%	66%	66%
EUR Internet Revenue (% of European revenue)	28%	29%	29%	32%	32%
Total Sales Bookings	$212.1	$218.5	$218.6	$217.6	$224.6
Average Billable Full Time Equivalents (FTE’s)	742	733	733	728	727
Utilization	60%	61%	62%	63%	62%
Sales Bookings to Revenue Ratio (S/R)	1.02	1.04	1.01	1.01	1.04

Key Operating Metrics Definitions Sales Bookings — The contract value of revenue-generating projects that are anticipated to take place during the next four fiscal quarters for which a firm client commitment has been received during the current period, less any adjustments during the current period to prior period sales bookings due to contract value adjustments or project cancellations.
Ending Sales Backlog — Prior period ending sales backlog plus current period sales bookings less revenue recognized on outstanding projects as of the end of the period.
Average Billable Full-time Equivalents (FTE’s) — The hours of available billable capacity in a given period divided by total standard hours for a full-time employee. This represents an average for the periods reported.
Days Sales Outstanding (DSO) — Accounts receivable as of the end of the applicable period (including unbilled receivables less deferred revenue) divided by our daily revenue (total revenue for the period divided by the number of calendar days in the period).
Utilization — Hours billed by project personnel in connection with specific revenue-generating projects divided by total hours of available capacity. Hours billed do not include marketing, selling, or proposal generation time.
Sales Bookings to Revenue Ratio (S/R) — This ratio is determined by dividing total sales bookings for the period by total revenue. Ratios above 1.0 are indicative of a growing sales backlog.
Note: The metrics presented herein should be read in conjunction with all other reports and documents filed by the Company with the Securities and Exchange Commission during each of the fiscal periods noted above.
Please see attached schedules for detailed financial information.
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About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiary Novatris in France and through a global network of independent market research firms. The service bureau, HISB, provides its market research industry clients with mixed-mode data collection, panel development services as well as syndicated and tracking research consultation. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys, register at http://go.hpolsurveys.com/IR.
Contact
Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 2/07

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,	June 30,
	2006	2006

Assets
Cash and cash equivalents	$31,494	$11,465
Marketable securities	22,528	45,145
Accounts receivable, net	41,575	35,454
Unbilled receivables	7,060	9,502
Prepaids and other current assets	4,854	5,436
Deferred tax assets	3,401	3,534
Assets held for sale	—	761

Total current assets	110,912	111,297

Property, plant and equipment, net	9,861	9,759
Goodwill	103,454	103,454
Other intangibles, net	10,938	11,648
Deferred tax assets	13,802	16,827
Other assets	1,834	1,572

Total assets	$250,801	$254,557

Liabilities and Stockholders’ Equity
Accounts payable	9,151	11,495
Accrued expenses	21,686	21,573
Deferred revenue	21,883	16,720

Total current liabilities	52,720	49,788

Deferred tax liabilities	458	563
Other long-term liabilities	1,189	2,928

Total stockholders’ equity	196,434	201,278

Total liabilities and stockholders’ equity	$250,801	$254,557

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue from services	$56,562	$54,821	$104,593	$103,752
Cost of services	27,326	27,332	50,567	50,906

Gross profit	29,236	27,489	54,026	52,846
Gross margin	51.7%	50.1%	51.7%	50.9%

Operating expenses:
Sales and marketing	5,269	4,920	9,874	9,833
General and administrative	17,009	16,812	34,454	33,317
Depreciation and amortization	1,612	1,805	3,327	3,721
Gain on sale of assets held for sale	(410)	—	(410)	—

Total operating expenses	23,480	23,537	47,245	46,871

Operating income	5,756	3,952	6,781	5,975
Operating margin	10.2%	7.2%	6.5%	5.8%

Interest and other income, net	610	260	1,188	458

Income from operations before income taxes	6,366	4,212	7,969	6,433

Provision for income taxes	2,742	1,862	3,413	2,843

Net income	$3,624	$2,350	$4,556	$3,590

Basic net income per share	$0.06	$0.04	$0.08	$0.06

Diluted net income per share	$0.06	$0.04	$0.08	$0.06

Weighted average shares outstanding —
Basic	58,725,751	61,496,266	59,025,793	61,450,388

Diluted	59,003,309	61,850,229	59,292,912	61,807,235